For period ending  August 31, 2008			Exhibit 77O
File number 811-6262
FORM 10f-3
Fund:	 U.S. Allocation Fund
Name of Adviser or Sub-Adviser__UBS Global Asset Management (Americas) Inc.
1.	Issuer:  Visa Inc.  Class A Shares	2.  Date of Purchase:  03/18/2008
3.  	Date offering commenced:  03/18/2008
4.  	Underwriter(s) from whom purchased:  JP Morgan Chase Fleming
5.	Affiliated Underwriter managing or participating in syndicate:
        UBS Investment Bank
6.	Aggregate principal amount or number of shares purchased:
        1,750,000 shares (Firmwide)
7.	Aggregate principal amount or total number of shares of offering:
        406,000,000 shares
8.	Purchase price per unit or share (net of fees and expenses):  $44.00
9.	Initial public offering price per unit or share:  $44.00
10.	Commission, spread or profit:   	%	$0.554
11.	Have the following conditions been satisfied?            YES     NO
        a.  The issuer of the securities and any predecessor has
            been in continuous operation for not less than three
            years.                              		___X___	_______

        b.  The amount of such securities purchased by the
            Fund and all other accounts over which the Adviser
            (or Sub-Adviser, if applicable) exercises
            investment discretion did not exceed 25% of the
            principal amount of the offering.    		___X___	_______

        c.  No Affiliated Underwriter was a direct or
            indirect participant in or beneficiary of the
            sale.                               		___X___	_______

        d.  The securities are part of an issue registered
            under the Securities Act of 1933 that is being
            offered to the public, or is part of an issue of
            government securities (as defined in section
            2(a)(16) of the 1940 Act).   			 ___X___ ______

        e.  The securities were purchased prior to the end
            of the first day on which any sales are made (of,
            if a rights offering, the securities were
            purchased on or before the fourth day preceding
            the day on which the offering terminated).		___X___	_______

        f.  The securities were purchased at a price not
            more than the price paid by each purchaser in the
            offering.	                                	___X___	_______

        g.  The underwriting was a firm commitment
            underwriting.                               	___X___	_______

        h.  The commission, spread or profit was reasonable
            and fair in relation to that being received by
            others for underwriting similar securities
            during the same period.                     	___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved:  /s/Jim Malles			Date:	03/28/2008